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                                                                    EXHIBIT 99.1

                             GSI LUMONICS COMPLETES
                       SALE OF ITS LIFE SCIENCES BUSINESS



KANATA, ONTARIO (October 2, 2000): GSI Lumonics Inc. (Nasdaq: GSLI and TSE: LSI) today announced it has completed the previously announced sale of its Life Sciences business to Packard BioScience Company (Nasdaq: PBSC). Packard purchased the business for $40M US in cash and approximately 4.6 million shares of Packard common stock (with an adjustment to be based on net assets acquired).

Packard BioScience Company located in Meriden, Connecticut, is a leading global developer, manufacturer and marketer of instruments and related consumables and services for use in the life sciences research and nuclear industries.

GSI Lumonics Inc. supplies laser-based automated advanced manufacturing systems, components and services to semiconductor, electronics and automotive markets and provides precision optics for telecommunications. GSI Lumonics' common shares are listed on Nasdaq (GSLI) and The Toronto Stock Exchange (LSI). The Company's web site address is www.gsilumonics.com.

For more information:
Fran Crecco
GSI Lumonics Inc.
978-439-5511  (ext: 6104)

To the extent this new release discusses financial projections, information or expectations about GSI Lumonics Inc., products or markets, or otherwise makes statements about the future, such statements are forward looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. The factors include the fact that the Company's sales have been and are expected to continue to be dependent upon customer capital equipment expenditures, which are, in turn, affected by business cycles in the markets served by those customers. Other factors include volatility in the semiconductor industry, the risk of order delays and cancellations, the risk of delays by customers in introducing their new products and market acceptance of products incorporating subsystems supplied by the Company, similar risks to the Company of delays in its new products and other risks detailed in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.